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                                                                 EXHIBIT 10.50


          USA Technologies, Inc. and Choice Hotels International, Inc.
                               PROMOTION AGREEMENT

      This Promotion agreement ("Agreement") is made as of April 24, 1997 by and between Choice Hotels International Inc., having an address of 10750 Columbia Pike Silver Spring, MD 20901 ("C.H.I.") and USA Technologies, Inc., having an address of 200 Plant Avenue Wayne, PA 19087 ("USA").

                                    RECITALS

      WHEREAS, C.H.I. owns and franchises hotels under several brands, including SLEEP(R), COMFORT(R), QUALITY(R), CLARION(R), FRIENDSHIP(R), ECONO LODGE(R), RODEWAY INN(R) AND MAINSTAY SUITES(SM) throughout the United States.

      WHEREAS, C.H.I. promotes products to its owned, franchised and licensed properties (the "C.H.I. Properties").

      WHEREAS, C.H.I. desires to secure sources of supplies and services for the C.H.I. Properties listed in Exhibit "A" attached hereto as the same may be modified from time to time by C.H.I. and for any non-affiliated persons or entities as C.H.I. may determine;

      WHEREAS, USA is a supplier/provider of Credit Card Activated Business Center Products (the "Products") and desires to sell the Products to the C.H.I. properties;

      WHEREAS, "Participants" shall mean those C.H.I. Properties which elect to engage the services of USA by entering into a separate contractual agreement with USA for the sales of USA's Products; and

      WHEREAS, C.H.I. and USA are interested in cooperating in a promotion under which the parties agree to provide services in exchange for fees.

      NOW, THEREFORE, in consideration of the premises and the mutual representations, promises and covenants set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. TERM OF AGREEMENT:

      The "Term" of this Agreement shall be for one (1) year, commencing as of the date set forth above, and shall automatically continue in effect from year to year thereafter unless terminated in accordance with Section 11 of this Agreement.

      2. OBLIGATIONS OF USA:

      USA will use its best efforts to produce and/or deliver in a prompt manner the Products required by the Participants. All products supplied by USA shall be in conformance with all C.H.I. standards and all applicable Federal, state and local laws.

      3. ORDERING AND DELIVERING OF PRODUCTS:

      (a) Orders for Products, and payment for them, will be made directly by the Participants or leasing companies to USA. All Products shall be shipped by USA directly to the appropriate Participants at the cost of the participants.

      (b) C.H.I. shall not be held liable for, or be deemed to be a guarantor of, any obligations under such agreement including but not limited to, those related to payment or the quality of the Products.



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      4. PRICES:

      (a) The prices for the Products are set forth in Exhibit "B" attached hereto. Such prices will remain in effect for the initial 12 month period of the Term and may be modified by mutual agreement of the parties from time to time. On a calendar quarterly basis, USA and C.H.I. shall review the prices for the Products for the purpose of determining whether USA's then current prices for the Products are competitive with similar credit card activated business center products being offered by companies other than USA. The parties agree to use their best efforts to reach a timely consensus on what pricing adjustments, if any, are required in order to reflect a commercially competitive price for the Products. During this Agreement Term and any applicable renewal term, USA warrants that the prices for the Products being offered to the Choice Properties pursuant to this Agreement shall never exceed the prices for the Products being offered to other individual consumers or companies. In the event USA offers lower prices for the Products to individual consumers or companies other than the Choice Properties, USA shall be in breach of this Agreement, whereupon C.H.I. may do either of the following, as its option: (i) immediately terminate this Agreement, or (ii) provide written notice to USA demanding that USA immediately adjusts its prices for the Products being offered to the Choice Properties so as to reflect the most favorable prices for the Products being offered by USA to individual consumers or companies other than the Choice Properties. Upon receipt of such notice, USA agrees to comply with such demand. USA reserves the right to modify the prices for the products at any tune upon written notice to C.H.I. to reflect any price increases by USA's suppliers.

      (b) Unless otherwise indicated, the prices set forth in the exhibit are exclusive of shipping, sales or use taxes which shall be paid by the Participants.

      5. CO-MARKETING FUNDS:

      (a) On the last business day of each calendar quarter, USA shall pay C.H.I. Co-Marketing Funds equal to FIVE percent (5%) of the gross purchase price, resulting from Products sold to the Participants during the prior calendar quarter. For the purposes of this Agreement, Co-Marketing Funds shall be deemed earned and payable to C.H.I. when USA is paid for the Products.

      (b) On the last business day of each calendar quarter USA shall pay C.H.I. Co-Marketing Funds equal to TWO - THREE percent (2 - 3 %) of all revenues (net of taxes, credit card charge-backs, and returns) generated from Products sold to the Participants at any time during the term of this Agreement. For the purposes of this Agreement, Co-Marketing Funds shall be deemed earned and payable to C.H.I. when USA is paid for the Products and/or receives revenues from the Products. The percentages will be based upon the number of Participants as described below.

                           1 to 200                   Participants @ 2%
                         201 to 500                   Participants @ 2.5%
                        501 or more                   Participants @ 3%

      (c) On the last business day of each calendar quarter USA shall pay C.H.I. Co-Marketing Funds equal up to $100.00 for each fully executed leasing arrangement, resulting from Products sold to the Participants during prior calendar quarter. For the purposes of this Agreement, Co-Marketing Funds shall be deemed earned and payable to C.H.I when USA is paid for the Products by the leasing company on behalf of the Participant. The Co-Marketing Funds will be based upon as described below.


                        $25.00  on a lease up to $4,000
                        $50.00  on a lease up to $7,000
                        $75.00  on a lease up to $10,000
                        $100.00 on a lease up to $13,000 or more



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      (d) On the last business day of each calendar quarter USA shall pay C.H.I.
          Co-Marketing Funds equal to FIVE TO TEN percent (5 - 10%) of the USA required monthly administrative fees, resulting from Products sold to the Participants at any time during the term of this Agreement. For the purposes of this Agreement, Co-Marketing Funds shall be deemed earned and payable to C.H.I. when USA is paid for the Products. The percentages will be based upon the number of Participants as described below.

                         1   to 200           Participants @ 5%
                         201 to 500           Participants @ 7.5%
                         501 or more          Participants @ 10%


      (e) USA shall be use reasonable efforts to collect fees and revenues for its Products on a timely basis from the Participants.

      6.  REPORTING:

      On or before the 15th day following the end of each calendar quarter, USA shall deliver to C.H.I. a report listing the name, address, and telephone number of each Participant which engaged in a transaction with USA during the prior period and setting forth the items purchased, the unit price, the total sales price, and the Co-Marketing Funds due to C.H.I. Final totals for all transactions during the period shall also be included in the report. The report shall be certified by the controller or chief financial officer of USA.

      7. AUDITING:

      USA shall permit C.H.I. to examine its account and sales records to verify all transactions. Said examination shall occur not more than two (2) times each calendar year upon reasonable notice to USA and shall take place at such time and place as the parties may agree. (or at USA's office if the parties do not otherwise agree). If, as a result of such examination, C.H.I. determines that additional Co-Marketing Funds are due to it, USA shall pay C.H.I. the amount of such additional Co-Marketing Funds and USA shall reimburse C.H.I. for the cost of the audit. All such books and records shall be preserved for a period of at least (3) years after the expiration of each term year.

      8. TRADEMARKS:

      Unless authorized in writing by C.H.I., USA shall not use C.H.I. designated service marks, trademarks, trade names, designs or copyrights (collectively "C.H.I. Marks") in USA advertising or promotional materials or any other materials (collectively, "Promotional Materials"). In the event C.H.I. grants the right to use any C.H.I. Marks to USA during the agreement term, USA will submit to C.H.I. for its prior approval, not to be unreasonably withheld, artwork and copy for the Promotional Materials which include the C.H.I. Marks. For the portion of materials that are supplied by each party, that the party will insure, and indemnify the other party against any claims, actions, or expenses, that such portion complies with all applicable laws and that it does not infringe on any trademark, copyright or other property interest of any third party. USA will insure and indemnify C.H.I. from and against any claims, actions, expenses, that the Promotional Materials containing the C.H.I. Marks will comply with all applicable laws. C.H.I. will promptly review and provide USA with comments or approval of the Promotional Materials or the other materials containing the C.H.I. Marks. C.H.I. will use its best efforts to approve the Promotional Materials within 10 business days of C.H.I.'s receipt. If C.H.I. does not notify USA of any objections within 10 business days of said receipt of the Promotional Materials or the other materials containing C.H.I. Marks, then USA may consider the Promotional Materials which include the C.H.I. Marks approved. C.H.I.'s approval of the Promotional Materials or any other materials which include the C.H.I. Mark indicates that the materials comply with C.H.I.'s standards and do not constitute infringing uses of the C.H.I. Marks or



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C.H.I.'s copyrighted materials. C.H.I. will provide USA with proper specimens of certain C.H.I. Marks for USA's limited use during the Agreement Term.
USA further agrees that upon termination of this Agreement, USA shall immediately cease and discontinue all use of C.H.I. Marks.

      9. CONFERENCES:

      "During each year of this Agreement, USA agrees to participate in various C.H.I. sponsored activities at a minimum expense of $5,000.00 "Participation Fees"). USA agrees to pay these Participation Fees within thirty days of the commencement date of this Agreement. In the even this agreement is renewed for a second year, USA agrees to participate in various C.H.I. - sponsored activities at a minimum expense of $10,000.00. USA agrees to pay these Participation Fees within thirty (30) days of the anniversary of the commencement date of this Agreement. In the event this Agreement is renewed for a third year, USA agrees to participate in various C.H.I.- sponsored activities at a minimum expense of $15,000. USA agrees to pay these Participation Fees within thirty (30) days of the second anniversary of the commencement date of this Agreement. Thereafter, in the event this Agreement is renewed for any additional one yew terms, USA agrees to pay a Participation fee to be mutually agreed upon by the parties within thirty days of the anniversary date of the commencement date of this Agreement. USA agrees to pay these Participation Fees within thirty (30) days of the anniversary date of this Agreement. In no event shall the revised Participation Fee be less than the prior year's Participation Fee. Upon paying these Participation Fees to C.H.I., USA shall be entitled to receive the following from C.H.I., at no additional expense."

      (i)   a single vendor booth space at the annual C.H.I. Convention;

      (ii) a list of the current C.H.I. Properties, updated on a periodic basis, including mailing labels containing the addresses for the C.H.I. Properties;

      (iii) inclusion of USA's Products advertisement in C.H.I.'s direct order vendor brochure;

      (iv) Written or verbal notification from C.H.I. or new C.H.I. Properties; and

      (v) a letter from C.H.I. which endorses the Products, with such endorsement letter to be distributed to C.H.I. Properties through C.H.I. member mailings.

      10. IDEMNIFICATION AND INSURANCE:

      (a) Independent of its obligation to procure and maintain insurance as specified below, USA shall indemnify, defend and hold harmless C.H.I.; its subsidiaries affiliates, successors and assignees, and each of their officers, directors, employees, agents, and shareholders; and each successors, assigns, heirs and legatees (collectively referred to as "Indemnities") from and against to the fullest extent permitted by law, any and all claims, actions, damages, legal costs and other expenses (including, but not limited to, attorneys' fees) arising in any way out of any negligent act or omission of, or breach of any contract, warranty or law by, USA (or any person or party associated or affiliated with USA), or any defect in any Product.

      (b) During the Term and for a period or not less than six (6) months thereafter, USA shall maintain commercial general liability insurance (including, but not limited to contractual and product liability insurance contractors coverage). The policy of insurance shall: (i) be written by an insurance carrier approved by C.H.I.: (ii) have combined single limits or not less than One Million Dollars ($1,000,0000) per occurrence: Three Million Dollars ($3,000,000) in the aggregate; (iv) be on an occurrence basis, (v) be endorsed with a statement that the coverage may not be canceled, altered or permitted to lapse


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or expire without at least thirty (30) days advance written notice to C.H.I.;
(vi) provide primary coverage and that any insurance carried by C.H.I., its parent, subsidiary and sister companies, is excess and non-contributory, and
(vii) name C.H.I. as an additional insured on such policy. Prior to the commencement of this Agreement, annually thereafter, and each time a change is made in the insurance carrier or policy, USA shall furnish to C.H.I. a certificate of insurance evidencing that such insurance coverage is in effect. Notwithstanding anything to the contrary stated above, C.H.I. reserves the right to change the types, forms and amounts of insurance required upon providing at least sixty (60) days advance written notice to USA.

      (c) USA understands and agrees that C.H.I. does not own and operate all of the C.H.I. Properties. USA understands that each of C.H.I.'s franchises is required to carry its own liability insurance and that neither C.H.I. nor USA will be liable for any damages, claims, losses, suits, judgements, costs and expenses, including but not limited to reasonable attorney's fees, arising out of the use of the facilities of C.H.I.'s franchisee. USA also understands and agrees that C.H.I. requires its franchisees to indemnify suppliers of promotional services to C.H.I. 's system from loss, including reasonable attorney's fees, arising from or connected with the business of the franchised hotel, except where such loss is solely caused by the negligence of the indemnified party.

      11.  TERMINATION:

      (a) Either party shall have the right to terminate this Agreement under the following circumstances: at the end of the first twelve months of the Term or any successive 12 month period upon providing at least
          (30) days prior written notice of termination to the other party,
          (ii) upon the material breach of this Agreement by the other party, if such other party fails to remedy such breach within thirty (30) days of having been notified thereof, (iii) at any time with or without cause, upon providing at least sixty (60) days prior written notice of termination to the other party.

      (b) Effects of Termination. USA will pay C.H.I. all Co-Marketing Funds (as described in in Paragraph 5 above) for all Products orders and related revenue received by USA within one (1) year of the effective date of termination. Agreement termination or expiration will not terminate or affect any of either party's obligations or liabilities to the other party which may accrue before such termination or expiration. In the event USA terminates this Agreement prior to the end of the initial term of this Agreement or any applicable renewal term, USA shall not be entitled to receive any refund of any Participation Fees unless the cause of such termination is due to the willful breach of this Agreement by C.H.I.


      12. NON-EXCLUSIVE:

      The parties agree that this Agreement is non-exclusive and that either party may enter into similar agreements with other enities, and with other providers of goods and services to the public, respectively,


      13. RELATIONSHIP OF PARTIES:

      USA is an independent contractor. Neither party is the legal representative or agent of, or has the power to obligate the other for any purpose whatsoever. C.H.I. and USA expressly acknowledge that no partnership, joint venture, or agency relationship is intended or created by reason of this Agreement.


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      14. PARTIAL INVALIDITY:

      Should any provision of this Agreement, for any reason, be declared to be invalid, such declaration shall not affect the remainder of the Agreement which shall be given full force and effect.


      15. SUCCESSORS AN ASSIGNS:

      This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns. Notwithstanding the above, USA may not assign this Agreement without the prior consent of C.H.I.

      16. GOVERNING LAW/JURISDICTION:

      This Agreement shall be governed by and construed in accordance with the Substantive laws of the State of Pennsylvania without regard to its conflicts laws rules.

      18. CONFIDENTIALITY:

      Both parties will keep strictly confidential and not use any information either learns regarding the other's business affairs which is not generally known to the public or which is not required to be disclosed by law. Upon termination of the Agreement, USA shall return to C.H.I. any non-public documents and materials received from C.H.I. Upon termination of the Agreement, C.H.I. shall return to USA any non-public documents and materials received from USA. This paragraph shall survive for 1 year beyond Agreement termination.

      19. ATTORNEY'S FEES:

      In the event any action or proceeding is commenced with regard to the subject matter of this Agreement, the prevailing party in such action or proceeding shall be entitled to have its reasonable attorney's fees incurred in such action or proceeding reimbursed by the non-prevailing party.

      20. NOTICE:

      Both parties will send any fees or notices required under this Agreement via a reputable overnight carrier, such as FedEx, UPS Next Day Air, or Airborne Express, to the other party at the address below, or to such other address as a party may indicate by like notice. Notice is effective upon the next business day after receipt of the notice by the receiving party.

       To C.H.I.                                    To USA

       Choice Hotels International, Inc.            USA Technologies, Inc.
       10750 Columbia Pike                          200 Plant Avenue
       Silver Spring, MD 20901                      Wayne, PA 19087
       Attn: General Counsel                        Attn: Stephen P. Herbert


      21. COMPLETE AGREEMENT:

      This Agreement, together with all exhibits attached hereto, constitutes the entire agreement of the parties hereto with the respect to the matters set forth herein and supersedes all prior agreements or understandings pertaining to such matters, whether oral or in writing.


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IN WITNESS WHEREOF, the parties hereto have set forth their signatures as of the date set forth above.

      Choice Hotels International, Inc.             USA Technologies, Inc.

      By: /s/ xxxxxx                                By: /s/ xxxxxx
         ---------------------------                    ------------------------

      Title: xxxxxx                                 Title: President
            ------------------------                       ---------------------

      Date: 4-24-97                                 Date: 4/25/97
            ------------------------                      ----------------------


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